                                                                 Exhibit 17(e)

CURRENT INCOME SHARES, INC.

CROSS REFERENCE SHEET
FORM N-2 ITEM NO.                                               LOCATION
-------------------------------------------------------------------------------
PART A - INFORMATION REQUIRED IN A PROSPECTUS

  Item 1.   Outside Front Cover                 *

  Item 2.   Inside Front and Outside Back Page  *

  Item 3.   Fee Table                           Fee Table

  Item 4.   Financial Highlights                *

  Item 5.   Plan of Distribution                *

  Item 6.   Selling Shareholders                *

  Item 7.   Use of Proceeds                     *

  Item 8.   General Description of the          The Registrant, Investment
            Registrant                          Objecttives and Policies,
                                                Concentration, Investment
                                                Limitations, Share Price
                                                Information

  Item 9.   Management                          Board of Directors, The
                                                Adviser, Compensation,
                                                Custodian, Transfer Agent and
                                                Dividend Disbursement Agent
  Item 10.  Capital Stock                       Control Persons and Principal
                                                Holders of Securities (Part B),
                                                Number of Holders of Common
                                                Stock (Part B)

  Item 11.  Defaults and Arrears on Senior      Defaults and Arrears on Senior
            Securities                          Securities


  Item 12.  Legal Proceedings                   Pending Legal Proceedings

  Item 13. Table of Contents of the Statement Table of Contents of Additional Information

PART B - INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

  Item 14.  Cover Page                          Cover Page

  Item 15.  Table of Contents                   Table of Contents

  Item 16.  General Information and History     The Registrant (Part A)

  Item 17.  Investment Objectives and Policies  Investment Objectives and
                                                Policies (Part A and Part B),
                                                Concentration (Part A),
                                                Investment Limitations (Part A)


                                       (i)

  Item 18.  Management                          Management, Remuneration of
                                                Directors and Officers, Board
                                                of Directors (Part A), The
                                                Adviser (Part A), Compensation
                                                (Part A), Custodian, Transfer
                                                Agent and Dividend Disbursement
                                                Agent (Part A)

  Item 19.  Control Persons and Principal       Number of Holders of Common
            Holders of Securities               Stock (Part C), Share Price
                                                Information (Part A)

  Item 20.  Investment Advisory and Other       The Adviser (Part A),
            Services                            Custodian, Transfer Agent and
                                                Dividend Disbursement Agent
                                                (Part A)

  Item 21.  Brokerage Allocation and Other      Capital Stock (Dividend
            Parties                             Reinvestment Plan)

  Item 22.  Tax Status                          Taxes (Part A), Financial
                                                Statements

  Item 23.  Financial Statements                Capital Stock, Share Price
                                                Information (Part A)


* Not Applicable


                                      (ii)

PART A.     INFORMATION REQUIRED IN A PROSPECTUS

ITEM 3.  FEE TABLE

SHAREHOLDER TRANSACTION EXPENSES
-------------------------------------------------------------------------------- ANNUAL EXPENSES
(as a percentage of net assets attributable to common shares)
  Management Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.50%
  Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.40%
  Total Annual Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 0.90% ---------------
-------------------------------------------------------------EXAMPLE
1 year  3 years  5 years  10 years--------------------------------------------------------------
------------------You would pay the following expenses
on a $1,000 investment, assuming a
5% annual return:                         $9.00   $27.00   $48.00   $106.00---------------------
--------------------------------------------------------------------------------

"OTHER EXPENSES" ARE BASED ON ESTIMATED AMOUNTS FOR THE CURRENT FISCAL YEAR. THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES MAY BE GREATER OR LESSER THAN THOSE SHOWN.

THE PURPOSE OF THE FEE TABLE IS TO ASSIST THE INVESTOR IN UNDERSTANDING THE VARIOUS COSTS AND EXPENSES THAT AN INVESTOR IN THE COMPANY WILL BEAR DIRECTLY OR INDIRECTLY. ADDITIONAL INFORMATION MAY BE FOUND UNDER "MANAGEMENT -- EXPENSES".

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT

  THE REGISTRANT

       Current Income Shares, Inc., a Delaware corporation (the "Registrant" or the "Company"), is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end diversified management investment company. The Company was incorporated on November 15, 1972, and commenced operations on March 27, 1973. Substantially all of the Company's net investment income is distributed to shareholders in the form of dividends on the Company's common stock.

  INVESTMENT OBJECTIVES AND POLICIES

       The Company's primary investment objective is to seek for its shareholders a high level of current income, consistent with an investment in a diversified portfolio in which high quality marketable debt securities will predominate. To a lesser extent the Registrant may also invest in other debt securities and in certain equity securities.



                                       (1)

       The Company will invest at least 75% of its total assets in a combination of one or more of the following types of interest-bearing debt securities and in cash or cash equivalents:

       (a) marketable straight debt securities which are rated at the time of purchase within the four highest grades assigned by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P");

       (b) securities issued or guaranteed by the United States Government, its agencies or instrumentalities;

       (c) marketable securities (payable in U.S. dollars) issued or guaranteed by the Government of Canada or a Province of Canada or any instrumentality or political subdivision thereof and acquired under circumstances that would not subject the Registrant to payment of U.S. Interest Equalization Tax, such securities not to exceed 25% of the Registrant's total assets;

       (d) obligations of, or guaranteed by, national or state banks or bank holding companies, which obligations, although not rated as a matter of policy by either Moody's or S&P, either are rated in the four highest ratings assigned by Fitch Investors Service, Inc. ("Fitch") (AAA, AA, A or
  BBB) or, if not rated by Fitch, are considered by the Adviser to have investment quality comparable to securities which may be purchased under item (a) above; and

       (e) commercial paper rated Prime-1 or Prime-2 by Moody's, or A-l or A-2 by S&P, or F-1 or F-2 by Fitch.

       Up to 25% of the Company's total assets may consist of:

       (i) straight debt securities not included in items (a) through (e) above;

       (ii) securities which may be convertible into or exchangeable for, or carry warrants to purchase, common stock or other equity interests;

       (iii) preferred stocks; and

       (iv) common stocks which the Adviser considers to be of high quality and likely to yield a relatively high degree of income in relation to cost.


       With reference to items (i)-(iv) above, the acquisition of common stock by the conversion of convertible securities or by the exercise of warrants previously acquired by the Company will not be prohibited by the 25% limitation; however, if such acquisition results in the aggregate value of securities

                                       (2)
within such categories exceeding 25% of the Company's total assets, the Company will, within a reasonable time, dispose of securities within such items sufficient to reduce the current value thereof to 25% or less of the Company's total assets. (Pending such reduction, any new acquisition, otherwise than by conversion or the exercise of warrants, within such categories would be prohibited.) If such conversion or exercise results in the acquisition of non- income-producing common stock, the Company will dispose of such common stock within a reasonable time. Any such disposition may be carried out in an orderly manner to realize the best obtainable price and, if deemed advisable, may be delayed for a period of six months in order to realize long-term capital gain. Sales of securities to meet such requirements could be required at a time when they would not otherwise be made and would be disadvantageous to the Company.

       The foregoing investment policies are deemed matters of fundamental policy and cannot be changed without approval of the holders of the lesser of
(a) 67% of the Registrant's voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy, or (b) more than 50% of the Registrant's outstanding voting securities.

  SHORT-TERM TRADING

       The Company has in the past and intends in the future to engage in short-term trading of debt securities. For this purpose "short-term trading" means selling securities held for a relatively brief time, usually less than three months and not more than six months. Generally, short-term trading would be used by the Company in two situations:

       (a) Market Development. A security may be sold to avoid depreciation in what the Registrant anticipates will be a market decline (a rise in rates), or a security may be purchased in anticipation of a market rise (a decline in interest rates) and later sold; and

       (b) Yield Disparities. A security may be sold and another of comparable quality purchased at approximately the same time in order to take advantage of what the Registrant believes is a temporary disparity in the normal yield relationship between the two securities (a "yield disparity").

       The Company cannot accurately predict its annual portfolio turnover rate, but it anticipates that the annual turnover rate (excluding turnover of securities having a maturity of one year or less and U.S. Treasury

                                       (3)
obligations) will not exceed 200% as an average from year to year. A 200% portfolio turnover rate would occur, for example, if all of the securities in the Company's portfolio were replaced twice in one year. The Company intends to quality for "pass-through" federal income tax treatment under the Internal Revenue Code and accordingly intends to limit its short-term trading so that less than 30% of the Company's gross income (including all dividend and interest income and gross realized capital gains, both short and long term, without offset for realized capital losses) will be derived from gross gains realized on the sale or other disposition of securities held for less than three months. This limitation, which must be met in order to obtain such federal tax treatment, at certain times may prevent the Company from realizing capital gains on some securities held for less than three months. See "Taxes."

       To the extent that the Company engages in short-term trading, its buying and selling activity may be greater than that of investment companies which do not follow such policy. Such activity can result in greater costs of operation than is the case with other investment companies, and risks of loss in portfolio value could be greater. Accordingly, an investment in shares of the Company may be more speculative than an investment in shares of an investment company which does not engage in short-term trading. The Company's shareholders will be taxed at ordinary income tax rates on distributions representing realization of gains on securities held less than six months.

  LEVERAGE AND BORROWING

       The Company is authorized to borrow from banks or other funding institutions in negotiated transactions and to issue, public or privately and from time to time, bonds, debentures or notes, in series or otherwise, with such interest rates and other terms and provisions, including conversion rights if deemed advisable, as the Board of Directors of the Company may from time to time determine. However, to date the Company has not borrowed money,and it has no present intention of doing so. Additional information regarding authorized borrowing is set forth in the Statement of Additional Information.

                                       (4)

  INVESTMENT RESTRICTIONS

       The following investment restrictions are fundamental policies of the Registrant and cannot be changed without the approval of the shareholders of the Registrant by the vote specified above under "Investment Policies." The Registrant may not:

       (1) issue any senior securities (as defined in the 1940 Act), except insofar as any borrowing permitted by item (2) below might be considered to be the issuance of senior securities;

       (2) borrow money or issue securities representing indebtedness except
  (a) as described under "Leverage and Borrowing" and (b) for loans from banks for temporary or emergency purposes in an amount not exceeding 5% of the value of the total assets of the Company;

       (3) mortgage, pledge or hypothecate its assets, except as described under "Leverage and Borrowing" or to secure temporary or emergency borrowing;

       (4) acts as an underwriter, except to the extent that, in connection with the disposition of portfolio securities, the Company may be deemed to be an underwriter under applicable laws;

       (5) purchase or sell real estate or invest in exploration or development programs for oil, gas or other minerals, except that the Company may purchase or sell securities (other than partnership interests) issued by companies or other entities owning or developing real estate, minerals or interests therein;

       (6) purchase or sell commodities or commodity contracts;

       (7) invest more than 5% of the value of its total assets in the securities of any one issuer (other than cash items, or securities of the United States Government or its agencies or instrumentalities) or purchase more than 10% of any class of the outstanding voting securities of any one issuer (for this purpose, the Company considers "cash items" to include cash and cash equivalents, and considers "securities of the United States Government or its agencies or instrumentalities" to include repurchase agreements with respect to such securities);

       (8) knowingly invest more than 10% of the value of its total assets in securities subject to legal or contractual delays in or restrictions on resale, including securities which may be sold publicly only if they are registered under the Securities Act of 1933;

       (9) concentrate its investments in any particular industry, except that it may invest up to 25% of the value of its total assets in the securities of issuers in any one industry (provided that neither utility companies, as a group, nor finance companies, as a group, will be considered a single industry, nor for this purpose does the Company consider the U.S. Government or its agencies or instrumentalities to be an "industry");

                                       (5)

     (10) invest 10% or more of its total assets in securities of foreign issuers, exclusive of investments in Canadian Government securities to the extent stated above under "Investment Objectives and Policies";

     (11) purchase or retain the securities of any issuer, if, to the Company's knowledge, those officers or directors of the Company or of its investment adviser who individually own beneficially more than 0.5% of the outstanding securities of such issuer together own beneficially more than 5% of such securities;

      (12) make loans to others, except for the purchase of debt securities by private placement (restricted securities) and the lending of portfolio securities to the extent each is permitted by the Company's investment policies (a repurchase agreement is not considered a loan within this prohibition);

      (13) purchase securities on margin, except that it may obtain such short-term credits as may be necessary for the clearance of purchases or sales of securities and except as transactions described above under "Leverage and Borrowing" may be deemed to constitute margin transactions;

      (14) participate on a joint or a joint and several basis in any securities trading account (the "bunching" of orders for the sale or purchase of marketable portfolio securities with other accounts under the management of the Adviser to save commissions or to average prices among them is not deemed to result in a securities trading account);

      (15) invest in puts, calls or combinations thereof, except that the Company may acquire warrants or other rights to subscribe to securities of companies issuing such warrants or rights, or of parents or subsidiaries of such companies, if acquired as part of a unit with or attached to other securities;

      (16) make short sales, except for sales "against the box" (short sales when the Company contemporaneously owns or has the right to acquire at no additional cost securities identical to those sold short);

      (17)  invest for the purpose of exercising control or management;

      (18)  purchase the securities of other registered investment companies;
  or

      (19) purchase securities issued by UnionBanCal Corporation, or by any company which, at the time of such purchase, is an affiliate thereof, or by any investment company (excluding the Company) or real estate investment trust managed or advised by UnionBanCal Corporation or any of its subsidiaries.


                                       (6)

       If a percentage restriction on investments or utilization of assets set forth above, or under "Investment Objectives and Policies", is adhered to at the time an investment is made, a later change in percentage resulting from changing values or a change in the rating of a portfolio security will not be considered a departure from the Company's investment policies.

       Additional investment limitations and information concerning the foregoing investment limitations are set forth in the Statement of Additional Information.

RISK FACTORS

  FIXED INCOME SECURITIES

       The market value of the fixed income investments in which the Registrant invests will change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal also affect the value of these investments. Changes in the value of these securities will not necessarily affect cash income derived from these securities but will affect the Registrant's net asset value.

       The Company may invest in securities rated in the fourth highest category by a rating agency (or bank securities which are not rated but are considered by the Adviser to have comparable investment quality). Such securities, while still investment grade, are considered to have speculative characteristics, and changes in economic conditions or other circumstances may be more likely to lead to a weakened capacity to pay principal and interest than would be the case with higher rated securities. The Registrant may also invest a portion of its assets in debt securities rated below investment grade, or in unrated securities which are considered by the Adviser to be of comparable quality. The Registrant is limited by its Prospectus to investing no more than 25% of its net assets in such securities, which are commonly referred to as "junk

                                       (7)
bonds" and are speculative and subject to greater market fluctuations and risk of loss of income and principal than higher rated bonds.

  EQUITY SECURITIES

       Investments in equity securities in general are subject to market risks and economic and other factors that cause their prices to fluctuate over time. The value of convertible equity securities is also affected by prevailing interest rates, the credit quality of the issuer and any call provisions. Investment in warrants involves certain risks, including the possible lack of a liquid market for resale, price fluctuations as a result of speculation or other factors, and the failure of the price of the underlying security to reach a level at which the warrant can be prudently exercised (in which even the warrant may expire without being exercised, resulting in a loss of the Fund's investment). Fluctuations in the value of equity securities in which the Registrant invests will cause the net asset value of its portfolio to fluctuate.

  SHARE PRICE INFORMATION

       The Company's securities are publicly held and are listed and traded on the New York Stock Exchange with the ticker symbol CUR. The following table sets forth for the periods indicated the high and low net asset values per share of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), the high and low sale prices on the New York Stock Exchange per share of Common Stock and the number of shares traded:

-------------------------------------------------------------------------------


                            Net Asset
                            Values(1)          Sales Prices
                            ---------          ------------

Common Stock              High       Low      High       Low      Shares Traded(2)
------------              ----       ---      ----       ---      ----------------
1996
  First Quarter         $ 13.71    $ 12.90    $ 12     $ 11 1/4     254,200


--------------------------------
(1) Based on the Company's computations of the net asset value at the close of business on the last trading day of each week.

(2)  As reported by the New York Stock Exchange.



                                       (8)

1995
  First Quarter          12.92     12.46    11 3/4     11              249,100
  Second Quarter         13.69     12.87    11 7/8     11 1/8          150,300
  Third Quarter          13.75     13.36    12         11 5/8          159,000
  Fourth Quarter         14.07     13.46    12 1/4     11 1/2          213,800

1994
  First Quarter          14.54     13.58    13 1/8     11 3/4          193,200
  Second Quarter         13.48     12.90    12 1/8     11 1/2          201,200
  Third Quarter          13.13     12.62    11 3/4     10 3/4          273,400
  Fourth Quarter         12.86     12.45    11 1/2     10 3/4          310,600


     As evidenced by the above table, the Company's Common Stock has historically traded in the market at less than net asset value.

     On April 19, 1996, the net asset value per share of Common Stock was $12.95 and the closing sales price was $11.00.

ITEM 9. MANAGEMENT

   BOARD OF DIRECTORS

       The business and affairs of the Company are managed by and under the direction of its Board of Directors (the "Board"), which presently has six members. Members of the Board serve one year terms of office and are elected by the shareholders at the annual meeting of shareholders. The Board has designated an Executive Committee which is made up of three directors of the Company and has the power of the Board in the management of the business and affairs of the Company, except the power to recommend to shareholders any action requiring shareholder approval.

   THE ADVISER

       Union Bank of California, N.A. (the "Adviser"), 350 California Street, San Francisco, California 94104, acts as the Company's investment adviser under an advisory agreement (the "Advisory Agreement") with the Company. The Adviser is a federally chartered national banking association and is subject to regulation by the Office of the Comptroller of the Currency.

       Prior to April 1, 1996, Union Bank acted as the Company's investment adviser under an advisory agreement (the "Prior Agreement") with the Company. As a result of the merger of Bank Cal Tri-State


                                     (9)

Corporation into Union Bank on April 1, 1996, Union Bank of California, N.A. (formerly The Bank of California, N.A.) became the banking successor to Union Bank, and the Prior Agreement was terminated. At December 31, 1995, the Bank of California, N.A. had total assets of approximately $8.0 billion and shareholder equity of approximately $.9 billion. On that date, Union Bank had total assets of approximately $19.5 billion and shareholder equity of approximately $1.5 billion.

       UnionBanCal Corporation (formerly Union Bank), a bank holding company, owns approximately 94% of the total outstanding shares of common stock of Union Bank of California, N.A.; Bank of Tokyo-Mitsubishi, Ltd. owns approximately 81% of the total outstanding shares of common stock of UnionBanCal Corporation, and approximately 6% of the total outstanding shares of Union Bank of California, N.A.

   SERVICES PROVIDED BY THE ADVISER

       Pursuant to the terms of the Advisory Agreement, the Adviser advises the Company on the composition of its investment portfolio and provides and bears the costs of research, statistical analysis and supervision of the Company's investment portfolio. The Adviser is authorized, subject to control by the Board, to determine which securities are to be bought or sold and in what amounts. The portfolio manager for the Company is James V. Atkinson. Mr. Atkinson was a Vice President of Union Bank from January 1991 to March 1996 and has been a Vice President of the Adviser since April 1996. He was previously a Vice President and Sales Manager of Smith Barney Harris Upham, International. The Adviser is required by the Advisory Agreement to pay for office space, facilities, business equipment, and costs of keeping the Company's accounting records. For further information see "Expenses" below.

       For its services, the Adviser is entitled to a fee, which is calculated weekly and payable monthly, at an annual rate of .50% of the average daily net assets of the Company. For the year ended December 31, 1995, the Adviser received fees of $245,070.

   CUSTODIAN, TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

       Bankers Trust Company, 16 Wall Street, New York, NY 10015, act as custodian for the Company.


                                     (10)

       Harris Trust Company of California, 601 South Figueroa Street, Los Angeles, CA 90017, acts as transfer agent, registrar, dividend disbursement agent and dividend reinvestment plan administrator for the Company.

   EXPENSES

       All costs and expenses incurred in the operation of the Company, other than the expenses specifically assumed by the Adviser under the Advisory Agreement, are borne by the Company. These costs and expenses include brokerage commissions on portfolio transactions, fees and travel expenses of directors and officers who are not also directors, officers or employees of the Adviser, UnionBanCal Corporation or corporations affiliated with UnionBanCal Corporation, interest, taxes, continuing stock exchange listing costs, continuing transfer agent, registrar and custodian fees, auditing and legal fees, costs of information used in valuing portfolio securities and the costs of shareholder relations and proxy materials. The Adviser compensates all personnel, officers and directors of the Company who are also directors, officers or employees of the Adviser or other corporations affiliated with the Adviser.

       The Advisory Agreement provides that the Adviser reimburse the Company for expenses (excluding interest, taxes, the expenses of any offering of the Company's securities and brokerage commissions) incurred by the Company in excess of 1-1/2% per year of the first $30 million of the average net asset value of the Company plus 1% of the average net asset value of the Company in excess of $30 million. The Adviser will pay such excess to the Company in the manner provided in the Advisory Agreement, a copy of which has been filed as an exhibit to this Registration Statement. The expenses incurred by the Company for the year ended December 31, 1995, did not exceed the limitation established by the Advisory Agreement.

ITEM 10. CAPITAL STOCK

   The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $1.00 per share. Each share has equal voting, dividend and liquidation rights. The shares of Common Stock are not redeemable and have no preemptive or conversion rights. The shares do not have cumulative voting rights. The following table sets forth information about the outstanding securities of the Company as of March 31, 1996:


                                     (11)


         (1)                 (2)                 (3)                 (4)
---------------------------------------------------------------------------------
                                           Amounts Held by    Amounts Outstanding
      Title of             Amount           Registrant or    Exclusive of Amount
        Class            Authorized        for its Account     Shown Under (3)
      --------           ----------        ---------------   -------------------

    Common Stock         25,000,000             None              3,673,334
---------------------------------------------------------------------------------


   The Company has no long-term debt and has no classes or series of securities other than its Common Stock.

   DIVIDEND REINVESTMENT PLAN

   The Company's shareholders may elect to participate in the Company's Dividend Reinvestment Plan (the "Plan"), which is made available through Harris Trust Company of California (the "Agent"). Under the Plan, the Agent uses the dividends and other cash distributions received from the Company on behalf of shareholders who participate in the Plan ("Plan Participants") to purchase additional shares of Common Stock of the Company in the open market. Plan Participants may also make cash contributions in any amount between $25 and $1,000 per month. Shares of Common Stock purchased through the Plan are credited to each Participant's individual account maintained on the books of the Agent.

   Participation in the Plan and reinvestment of dividends does not relieve the shareholders of liability for any income tax which may be payable on such dividends. See "Taxes".

   Brokerage commissions and transfer taxes with respect to shares of Common Stock purchased and sold by the Agent under the Plan are charged to Participants. The Company pays all other costs applicable to the Plan.

   Shareholders may elect to participate in the Plan by completing and mailing an authorization card to the Agent. Upon termination, a Participant may elect to have the Agent sell the shares in his account and receive the sale proceeds, less brokerage commissions and other costs of sale. Otherwise, the Agent will deliver to the Participant certificates for the full number of shares in the Account and cash for any fractional shares at the current market price at the time of termination. A Participant in the Plan may terminate his account by written notice to the Agent at least fifteen days prior to a dividend record date. Additional information about


                                     (12)
the Plan may be obtained from the Agent, Harris Trust Company of California, 601 South Figueroa Street, 49th Floor, Los Angeles, California 90017 (telephone 213/239-0670).

   TAXES

       The Company meets, and presently intends to continue to meet, the requirements for qualification as a "regulated investment company" under Subchapter M of the Internal Revenue Code. As a regulated investment company, the Company will not be subject to federal income tax on the portion of its net investment income and net capital gains distributed to shareholders. The Company presently intends to distribute substantially all of its net investment income and net capital gains.

       Dividends from net investment income and distributions of net short-term capital gains paid to holders of Common Stock of Registrant, either in cash or additional shares of Common Stock, are taxable to such shareholders as ordinary income. Long-term capital gains distributions, if any, are taxable as long-term capital gains.

       The Company's current policy is to make four distributions each year, payable in March, June, September and December.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

       None.

ITEM 12. PENDING LEGAL PROCEEDINGS

       None.

ITEM 13. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
       The contents of the Statement of Additional Information are as follows:
       Cover Page. . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
       Table of Contents . . . . . . . . . . . . . . . . . . . . . . . B-1
       General Information and History . . . . . . . . . . . . . . . . B-2
       Investment Objectives and Policies. . . . . . . . . . . . . . . B-2
       Management. . . . . . . . . . . . . . . . . . . . . . . . . . . B-5
       Control Persons and Principal Holders of Securities . . . . . . B-9

                                     (13)

       Investment Advisory and Other Services. . . . . . . . . . . . . B-9
       Brokerage Allocation and Other Practices. . . . . . . . . . . . B-9
       Tax Status. . . . . . . . . . . . . . . . . . . . . . . . . . .B-10
       Financial Statements. . . . . . . . . . . . . . . . . . . . . .B-10


                                     (14)

PART B:     STATEMENT OF ADDITIONAL INFORMATION

       This Statement of Additional Information is not a prospectus. It provides information about the activities and operations of Current Income Shares, Inc. (the "Registrant" or the "Company") in addition to the information provided in Part A of this Amendment to Registration Statement (the "Amendment").

ITEM 15: TABLE OF CONTENTS

       Cover Page. . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
       General Information and History . . . . . . . . . . . . . . . . B-2
       Investment Objectives and Policies. . . . . . . . . . . . . . . B-2
       Management. . . . . . . . . . . . . . . . . . . . . . . . . . . B-5
       Control Persons and Principal Holders of Securities . . . . . . B-9
       Investment Advisory and Other Services. . . . . . . . . . . . . B-9
       Brokerage Allocation and Other Practices. . . . . . . . . . . . B-9
       Tax Status. . . . . . . . . . . . . . . . . . . . . . . . . . .B-10
       Financial Statements. . . . . . . . . . . . . . . . . . . . . .B-10

May 2, 1996

ITEM 16: GENERAL INFORMATION AND HISTORY

       Reference is made to information in Part A of this Amendment under the heading "The Registrant" for general information regarding the Registrant and its history.

ITEM 17: INVESTMENT OBJECTIVES AND POLICIES

       A general discussion of the Company's investment objectives and policies may be found in Part A of this Amendment. Additional information concerning the Registrant's policies is set forth below.

  LEVERAGE AND BORROWING

       The Company is authorized to borrow from banks or other lending institutions in negotiated transactions and may issue, publicly or privately and from time to time, bonds, debentures or notes, in series or otherwise, with such interest rates and other terms and provisions, including conversion rights if deemed advisable, as the Board of Directors of the Company may from time to time determine, provided that immediately after any such borrowing or issuance the Company's senior securities representing indebtedness (as defined in the 1940 Act) will have an asset coverage of at least 300% and that all other applicable requirements of the 1940 Act are met. The amount borrowed may not exceed 33-1/3% of the value of the Company's assets (including the amount borrowed) less its liabilities (not including any borrowings but including the fair market value at the time of computation of any securities with respect to which there are open short positions). Maximum use of authorized borrowing power would result in leverage equal to 50% of the Company's net worth. Subject to such limitations as may be specified in applicable margin regulations of the Board of Governors of the Federal Reserve System, amounts so borrowed and securities so issued by the Company may be secured by a pledge or mortgage, provided that as a result not more than 15% of the value of the Company's total assets would be subject in the aggregate to such pledges and mortgages.

       Borrowings may be for long or short term, and, subject to compliance with applicable legal requirements, may be evidenced by documented discount notes or other short-term notes of the Company generally referred to as "commercial paper". If deemed advisable by the Board of Directors of the Company, amounts borrowed may be repayable on demand. Should demand obligations be incurred, the possibility exists that demand for payment could be made at a time when sales by the Company of portfolio securities would be required in order to make the required payment and when such sales would disadvantageous. A similar condition would exist in the case of other borrowings to the extent that the Company might be unable to renew or refund such borrowings at maturity or might have to reduce borrowings by prepayment to avoid the consequences of a decline in asset coverage below statutory requirements, which would prohibit distributions to shareholders by the Company so long as a deficiency in such coverage existed.

       The extent to which the Company borrows will depend in some measure on the cost of borrowing compared with the estimated benefit to the Company. If the Company uses borrowed funds to make additional investments, any income derived from the additional funds in excess of the interest which the Company will have to pay thereon will cause the Company's net income to rise more rapidly than if borrowing were not used. Conversely, if the income from the securities purchased with the borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Company will decline more rapidly than if borrowing were not used.

       The Company will not borrow funds from the Adviser, Union Bank of California, N.A.

  REPURCHASE AGREEMENTS

       The Company may on occasion enter into repurchase agreements, in which it purchases securities and the seller agrees to repurchase them at a mutually agreed upon time and price. The period of maturity is usually overnight or a fixed date, although it may extend to 30 days. The repurchase price reflects an agreed-upon rate of return for the period. The Custodian or its agents will hold the security as collateral for the repurchase agreement. Collateral must be maintained at a value at least equal to 102% of the repurchase price. The Fund bears a risk of loss in the event the other party defaults on its obligations and the Fund is delayed or prevented from its rights to dispose of the collateral securities or if the Fund realizes a loss on the sale of the collateral securities.

  ZERO COUPON SECURITIES

       The Company may invest in "zero coupon" securities. Such securities are sold at a substantial discount from face value and redeemed at face value at their maturity date without interim cash payments of interest and principal. The discount is amortized over the life of the security. Such securities may be subject to greater volatility as a result of changes in prevailing interest rates than interest paying investments.

  SHORT-TERM TRADING

       Short-term trading to take advantage of a yield disparity may be undertaken even if levels of interest rates remain unchanged. Yield disparities occur frequently for reasons not directly related to the investment quality of the respective issues or the general movement of interest rates, but may result from changes in the overall demand for or supply of various types of bonds, changes in the investment objectives or cash requirements of investors, and the requirements of dealers to correct long or short inventory positions.

       Generally, short-term trading techniques would be used principally in connection with higher quality, non-convertible debt securities, which are often better suited for short-term trading because the market in such securities is generally of greater depth and offers greater liquidity than the market in debt securities of lower quality. It is anticipated that short-term trading will be less applicable to convertible securities, since such securities will usually be purchased when the Company believes that the market value of the underlying equity security is likely to appreciate over a period of time.

       The Company will engage in short-term trading if it believes the transactions, net of costs (including commissions, if any), will result in improving the appreciation potential or income of its portfolio. Whether any improvement will be realized by short-term trading will depend upon the ability of the Company to evaluate particular securities and anticipate relevant market factors, including interest rate trends and variations from such trends. Short- term trading such as that contemplated by the Company places a premium upon the ability of the Company to obtain relevant information, evaluate it promptly, and take advantage of its evaluation by completing transactions on a favorable basis.

  BONDS RATED BELOW INVESTMENT GRADE

       As described in Part A of this Amendment, the Company may invest a portion (less than 25%) of its net assets in bonds rated below investment grade. Such securities are commonly referred to as "junk bonds" and are generally considered to be speculative with respect to the issuer's capacity to pay interest and repay principal, which may in any case decline during sustained periods of deteriorating economic conditions or rising interest rates. Junk bonds are generally considered to be subject to wider market and yield fluctuations than higher-rated securities. The market for such securities may be thinner and less active than that for higher-rated securities, which can adversely affect the prices at which the securities can be sold and may create difficulty in valuing such securities. Legislation has been and could be adopted limiting the use, or tax and other advantages, of junk bonds, which could adversely affect their value. The Company will not purchase debt securities rated below "C" by Moody's or S&P, or the equivalent as determined by the Adviser.

       Credit ratings evaluate the safety of principal and interest payments of securities, not their market value. As credit rating agencies may fail to timely change credit ratings of securities to reflect subsequent events, the Adviser will also monitor the issuers of such securities. If the rating of a debt security held by the Company is downgraded below "C" or an equivalent rating, or if the Adviser determines that an unrated security is of comparable quality, the Adviser will determine whether it is in the best interest of the Fund to continue to hold such security.

  FOREIGN SECURITIES

       The Company is authorized to purchase securities of foreign companies and governments as described in Part A. There are special risks associated with investment in such securities, including fluctuations in foreign exchange rates, political or economic instability in the country of issue, and the possible imposition of exchange controls or other laws or restrictions. In addition, securities prices in foreign markets are generally subject to different economic, financial, political and social factors than are the prices of securities in U.S. markets. With respect to some foreign countries there may be the possibility of expropriation or confiscatory taxation, and limitations on liquidity of securities. Moreover, there is likely to be less publicly available information concerning certain foreign issuers than is available concerning U.S. issuers. Foreign companies are also generally not subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to U.S. companies.

  DELAYED ACTIVITY AND WHEN-ISSUED TRANSACTIONS

       The Company may purchase securities on a delayed delivery or "when-issued" basis and enter into firm commitment agreements (transactions in which the payment obligation and interest rate are fixed at the time of the transaction but the settlement is delayed, typically 15 to 45 days). There is a risk in these transactions that the value of the securities at settlement may be more or less than the agreed upon price, or that the other party may not perform its commitment. The Company will segregate liquid assets such as cash, U.S. Government securities and other liquid, high quality debt securities in an amount sufficient to meet its payment obligations with respect to such transactions.

  RESTRICTED SECURITIES

       The Company may acquire restricted securities up to 10% of its total assets. Restricted securities can be sold by the Company only in privately negotiated transactions to a limited number of purchasers or in public offerings made pursuant to an effective registration statement under the Securities Act of 1933. Private or public sales of such securities by the Company may involve significant delays and expense. Private sales require negotiations with one or more purchasers and generally produce less favorable prices than the sale of comparable unrestricted securities. Public sales generally involve the time and expense of preparing and processing a registration statement under the Securities Act of 1933 and may involve the payment of underwriting commissions; accordingly, the proceeds may be less than the proceeds from the sale of similar securities which are not restricted. Some restricted securities may be considered illiquid and as such would be subject to the 15% limitation for illiquid securities.

  SECURITY LOANS

       The Company may enter into security loan agreements with certain brokers. Pursuant to these agreements the Company receives cash collateral in exchange for the securities loaned. The Company will invest such cash collateral in short-term money market instruments, and will continue to receive interest or dividends on the securities loaned. The Company's loan agreements with brokers will be on a demand basis and will permit the return of the loaned securities to the Company at any time on not more than 5 days' notice.

Such loans involve risks of delay in receiving additional collateral or in recovering securities loaned (or even loss of rights in the collateral) should the borrower of the securities fail financially.

  REPURCHASE OF SHARES

       Although the Company differs from an open-end investment company in that it is not required to redeem its shares, it is permitted to repurchase its shares, subject to compliance with applicable securities and other laws. Under the Investment Company Act of 1940, the Company must meet certain notice requirements prior to such purchases, and, if shares are purchased other than on a securities exchange, would also be required, among other things, to purchase at the lesser of market value or net asset value. Such purchases will only be made if deemed advisable by the Board of Directors of the Company.

  PORTFOLIO TURNOVER

       The Company's portfolio turnover rates for the fiscal years ended December 31, 1994 and 1995 were 42.21% and 118.52% respectively.

ITEM 18: MANAGEMENT

       The following table sets forth information concerning the directors and officers of the Company, and the composition of the Company's Audit and Executive Committees. Except as otherwise indicated, the address of each such person is 445 South Figueroa Street, Los Angeles, California 90071.


      (1)                                (2)                                  (3)

                                     Position Held                   Principal Occupations
Name and Address                    With Registrant               During the Past Five Years
----------------                    ---------------               --------------------------

James V. Atkinson(3)                Vice President and            Vice President, Union
530 "B" Street                      Portfolio Manager             Bank of California,
San Diego, CA  92101                                              N.A., since April
                                                                  1996; Vice President,
                                                                  Union Bank, from 1991
                                                                  to March 1996.

Lorenzo D. Courtright(1)(2)(4)      Director since May 1981;      Partner of Ernst &
                                    Chairman of the               Whinney, in charge of
                                    Audit Committee               management consulting
                                                                  services,
                                                                  Western
                                                                  Region, and
                                                                  audit partner,
                                                                  until
                                                                  retirement in
                                                                  1980;
                                                                  Financial
                                                                  Reponing
                                                                  Adviser to the
                                                                  Commonwealth
                                                                  of Puerto Rico
                                                                  from 1981 to
                                                                  1984;
                                                                  Treasurer,
                                                                  City of
                                                                  Rolling Hills.

Morris A. Densmore(1)(2)(4)         Chairman of the               President, Weingart
                                    Board since                   Foundation (a
                                    May 1985; Director            charitable foundation),
                                    since May 1980                from 1983 to 1988;
                                                                  Executive Vice
                                                                  President,
                                                                  Union Bank,
                                                                  from 1971
                                                                  until
                                                                  retirement in
                                                                  1983; Chairman
                                                                  of the Board
                                                                  of Unionbanc
                                                                  Investment
                                                                  Management
                                                                  Company (the
                                                                  "Former
                                                                  Adviser"), the
                                                                  investment
                                                                  adviser to the
                                                                  Company until
                                                                  May, 1980.

Richard Dunchak(3)                  Treasurer                     Vice President
                                                                  of Union Bank of
                                                                  California, N.A.,
                                                                  Trust Investment
                                                                  Group, since April
                                                                  1996; Vice President
                                                                  and Controller of Union
                                                                  Bank, Trust Investment
                                                                  Group, from 1978 to
                                                                  March 1996; Trust
                                                                  Administration,
                                                                  Security Pacific
                                                                  National Bank, from
                                                                  1973 to 1978

Stephen J. Dunn(1)(4)               Director since May 1986       Vice President, Union
                                                                  Bank from June, 1983
                                                                  until retirement in
                                                                  1991; Vice President
                                                                  and Portfolio Manager
                                                                  of the Company from
                                                                  1983 to 1991; Bond
                                                                  Trader and Portfolio
                                                                  Adviser with Thomson
                                                                  McKinnon from 1981 to
                                                                  1983.

Richard H. Earnest(3)               Vice President                Vice President, Union
                                                                  Bank of California,
                                                                  N.A., since April
                                                                  1996; Vice President,
                                                                  Union Bank, from 1971
                                                                  to March 1996.




Clark R. Gates(2)(3)                Director since May            Senior Vice President,
                                    1991; President               Union Bank of
                                                                  California,
                                                                  N.A., since
                                                                  April 1996;
                                                                  Senior Vice
                                                                  President,
                                                                  Union Bank
                                                                  from October
                                                                  1991 to March
                                                                  1996; Vice
                                                                  President,
                                                                  Union Bank
                                                                  from January
                                                                  1990 to
                                                                  October, 1991;
                                                                  Managing
                                                                  Director,
                                                                  Pacific
                                                                  Century
                                                                  Advisors from
                                                                  1986 to 1989;
                                                                  Vice President
                                                                  and Director,
                                                                  Dreyfus
                                                                  Service
                                                                  Company from
                                                                  1981 to 1986.

William R. Howell(1)(4)             Director since May 1980       Director, Stepstone
                                                                  Funds since November
                                                                  1990; Vice Chairman,
                                                                  Union Bank, from 1976
                                                                  until retirement in
                                                                  1982; Executive Vice
                                                                  President, Union Bank,
                                                                  from 1969 to 1976;
                                                                  Director of the Company
                                                                  from 1973 to 1977;
                                                                  Director of Municipal
                                                                  Fund for California
                                                                  Investors since 1983.

Michael L. Noel(1)(4)               Director since May, 1981      Independent financial
                                                                  consultant from January,
                                                                  1995; Executive Vice
                                                                  President, Mission Land
                                                                  Company until
                                                                  retirement in December,
                                                                  1994; Senior Vice
                                                                  President, Chief
                                                                  Financial Officer and
                                                                  Director, Mission
                                                                  Energy Company, from
                                                                  February, 1992 to
                                                                  January 1994; Senior
                                                                  Vice President,
                                                                  Southern California
                                                                  Edison Company, April,
                                                                  1991 to February, 1992;
                                                                  Vice President,
                                                                  Treasurer and Chief
                                                                  Financial Officer,
                                                                  Southern California
                                                                  Edison Company, from
                                                                  October, 1990 to April,
                                                                  1991; Director, Hancock
                                                                  Savings Bank since
                                                                  1986; Director,
                                                                  Software Toolworks,
                                                                  Inc., from July, 1989
                                                                  to April, 1994;
                                                                  Director, Stepstone
                                                                  Funds since November,
                                                                  1990.

Kevin R. Rogers(3)                  Vice President                Vice President and
                                                                  Managing Director of
                                                                  Investment Management,
                                                                  Union Bank of California,
                                                                  N.A, since April 1996;
                                                                  Vice President and
                                                                  Managing Director of
                                                                  Investment Management,
                                                                  Union Bank, from 1994
                                                                  to March 1996; Vice
                                                                  President and Senior
                                                                  Fixed Income Portfolio
                                                                  Manager, Analytic
                                                                  Investment Management,
                                                                  Inc. from 1991 to 1994.

Jonathan A. Wright(3)               Secretary                     Vice President and
                                                                  Managing Senior Counsel
                                                                  with Union Bank of
                                                                  California, N.A., since
                                                                  April 1996; Vice
                                                                  President and Managing
                                                                  Senior Counsel with
                                                                  Union Bank from 1982 to
                                                                  March 1996.

NOTES:

(1) Member of the Audit Committee. The function of the Audit Committee, which met two times in 1995, is to review the financial statements and control procedures with the officers of the Company and the independent public accountants, with a view to assessing and improving the Company's control procedures, determining the adequacy of the audit and understanding the factors which influenced the Company's performance. Results of these reviews are reported to the Board. The Audit Committee also has the responsibility of recommending independent public accountants for selection by the Board.

(2) Member of the Executive Committee. The Executive Committee has the power of the Board in the management of the business and affairs of the Company except the power to recommend to shareholders any action requiring shareholder approval.

(3) Messrs. Atkinson, Dunchak, Earnest, Gates, Rogers and Wright are "interested persons" of the Registrant within the meaning of the 1940 Act, because each is an officer of Union Bank of California, N.A., the Adviser.

(4) Member of the Nominating Committee. The function of the Nominating Committee is to nominate candidates for membership on the Board of Directors who are not "interested persons" of the Company within the meaning of the 1940 Act.

REMUNERATION OF DIRECTORS AND OFFICERS

       Each Director who is not a director, officer or employee of the Adviser or of a corporation affiliated with the Adviser receives a Director's fee of $6,000 per year for his services, which includes fees for attending regular meetings. In addition, such Directors receive $250 for each special meeting attended and are reimbursed for their travel and other out-of-pocket expenses incurred in connection with attending Directors' and Executive Committee meetings.

       The following table sets forth the aggregate compensation paid by the Company for the fiscal year ended December 31, 1995, to the directors who are not affiliated with the Adviser, as well as the aggregate compensation paid to such directors for service on the Boards of all other registered companies advised by the Adviser or its affiliates (the "Adviser Complex"):

                                             Pension or                                 Total
                                             Retirement           Estimated         Compensation
                          Aggregate           Benefits             Annual           From Company
                        Compensation         Accrued as           Benefits           And Adviser
                            From           Part of Company          Upon            Complex Paid
  Name                     Company            Expenses           Retirement          To Director
  ----                    ---------          ----------         ------------        -------------
L. D. Courtright . . . . .  $6,000               -0-                 -0-             $ 6,000(*1)
M. A. Densmore . . . . . .  $6,000               -0-                 -0-             $ 6,000(*1)
S. J. Dunn . . . . . . . .  $6,000               -0-                 -0-             $ 6,000(*1)
W. R. Howell . . . . . . .  $6,000               -0-                 -0-             $13,000(**14)
M. L. Noel . . . . . . . .  $6,000               -0-                 -0-             $13,000(**14)

---------------
   * Indicates the Company only.

  ** Indicates total number of funds in Adviser Complex, plus the Company.

       The Company does not compensate its officers or employees for their services to the Company, which expenses are borne by the Adviser. Reference is made to information in Part A of this Amendment under the heading "Management -- Expenses" for a discussion of expenses paid by the Adviser.


ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

       No persons directly or indirectly control, are controlled by, or are under common control with the Company.

       The following table sets forth as of March 31, 1996 certain information as to the Common Stock owned beneficially by each person who is known to the Company to own more than 5% of the outstanding Stock and all executive officers and directors as a group.

--------------------------------------------------------------------------------
            (1)                       (2)                      (3)
     Name and Address               Shares                Percentage of
    of Beneficial Owner       Beneficially Owned       Outstanding Shares
    -------------------       ------------------       ------------------
All executive officers and           2,589             0.07% directors as a group

--------------------------------------------------------------------------------

                                     B-11

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES

       Reference is made to information in Part A of this Amendment under the heading "Management -- The Adviser" for information regarding the Adviser and other service providers to the Company. In addition Arthur Andersen LLP, 701 "B" Street, San Diego, California 92101, is the independent public accountant to the Company.

ITEM 21. BROKERAGE ALLOCATION AND OTHER PRACTICES

       The Adviser, subject to the supervision of the Board, purchases and sells securities for the Company's portfolio through those brokers or dealers who execute such orders promptly and at prices and under conditions believed to be the most favorable to the Company.

       Brokerage commission rates for equity securities are established pursuant to negotiation with brokers or dealers based on the quality or quantity of services provided in light of generally prevailing rates, and while the Adviser generally seeks reasonably competitive commission rates, the Adviser may effect transactions through brokers who provide research services to the Adviser and the Fund does not necessarily pay the lowest commissions available. Fixed income securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter. On occasion, certain money market instruments and agency securities may be purchased directly from the issuer, in which case no commissions or discounts are paid.

ITEM 22. TAX STATUS

       During 1995, the Company used its entire capital loss carryforward to offset capital gains realized during the year.

ITEM 23.  FINANCIAL STATEMENTS

       The financial information set forth in the Company's 1995 annual report to shareholders is incorporated herein by reference. The Company will furnish a copy of such annual report, without charge, upon request to Current Income Shares, 445 South Figueroa Street, 5th Floor, Los Angeles, California 90071 (telephone 800/634-6521).



                                     B-13